Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Xcel Brands, Inc. on Form S-3 of our report dated April 17, 2023, with respect to our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 appearing in the Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New, York, NY

January 25, 2024